UTZ BRANDS ANNOUNCES PROMOTIONS TO EXECUTIVE MANAGEMENT TEAM AS COMPANY POSITIONS FOR NEXT PHASE OF GROWTH

Hanover, PA – July 26, 2021 – Utz Brands, Inc. (NYSE: UTZ) (“Utz” or the Company”), a leading U.S. manufacturer of branded salty snacks, today announced several changes to its Executive Management Team. Today’s announcements reflect the Company’s ongoing process of evaluating capabilities needed in its management team to better position Utz for its next phase of growth.

“As we evolve as a public company, we will continue to enhance Utz’s leadership team to accelerate our ability to grow and strengthen our organization,” said Dylan Lissette, Chief Executive Officer of Utz. “Our collective goal is to create long-term value for our stakeholders, and we are uniquely positioned to capitalize on growth opportunities for our Power Brands while also enhancing profitability through our value creation initiatives. We believe today’s announcements provide the Company with the optimal organizational structure to execute against our strategy, and will best position Utz to deliver on its commitment to be the fastest-growing, pure-play branded salty snack company of scale in the U.S.”

Today the Company announced the following changes to its Executive Management Team:

•Cary Devore has been appointed Executive Vice President and Chief Operating Officer, a new position within Utz, effective October 4, 2021. Mr. Devore is currently the Company’s Chief Financial Officer and will continue to report to Dylan Lissette, Chief Executive Officer of Utz. As Chief Operating Officer, Mr. Devore will work across the organization to help drive revenue growth, productivity, and operational excellence. In addition, he will continue to drive the Company’s strategic corporate initiatives including mergers and acquisitions, capital markets, as well as continue to provide oversight for the Project Management Office, which manages the implementation of value creation and acquisition integration initiatives.
•Cary joined Utz in 2016 as a Board Member as part of a minority equity investment into Utz and transitioned to a full-time operational role in 2017. From 2016 to 2019, Cary worked closely with Mr. Lissette on driving M&A (completing eight acquisitions together), value creation and team development, as Utz continued its national expansion and built out its capabilities. In 2019, Cary became EVP and CFO, where he focused on leading the Company’s merger with Collier Creek Holdings and its highly successful transition to a public company.

Ajay Kataria has been appointed Executive Vice President and Chief Financial Officer, effective October 4, 2021. Mr. Kataria is currently the Company’s Executive Vice President of Finance and Accounting and will report to Mr. Lissette. Mr. Kataria is a global consumer goods finance leader with more than 20 years of experience. As CFO, he will assume responsibility of Accounting, Tax and Investor Relations, in addition to the business partner teams and Information Technology function, that he oversees today.

•Ajay joined Utz in 2017 and has been instrumental in building out the Company’s FP&A, Commercial Finance, and Supply Chain Finance teams, as well as overseeing the IT function, and playing a leadership role in migrating to a new fully integrated ERP infrastructure. In addition, Ajay has been a key contributor to Utz’s M&A integrations and helped lead the Accounting team through the Company’s public listing process. Ajay joined Utz from Armstrong Flooring, Inc. (NYSE: AFI), where he served as Vice President, Global Finance and Strategy, and led all aspects of business finance and strategy, including international finance teams across Asia and Australia. Prior to Armstrong, Ajay was with Chobani as Vice President, Finance, where he played a significant role as part of the team brought in by a private equity investor. Prior to that, Ajay spent a decade with PepsiCo, Inc. (NASDAQ: PEP), where he held increasingly complex finance roles in large regional and national Direct Store Delivery (“DSD”) operations within the U.S. beverage business.

•Jim Sponaugle has been appointed Executive Vice President and Chief People Officer, effective October 4, 2021. Mr. Sponaugle is currently the Company’s Senior Vice President of Human Resources and Personnel Development and will continue to report to Mr. Lissette in his new role. Jim joined Utz in early 2020 and was instrumental in guiding the Company through the COVID-19 pandemic, while he also helped to build the Company’s corporate governance and compliance framework as a newly public company. Jim is passionate about positioning Utz for a stronger future focused on talent development as the Company continues to grow.

•Todd Staub, Executive Vice President and Chief Administrative Officer, has announced his intention to retire effective January 3, 2022. Mr. Staub has a tremendous history at Utz, helping to grow the Company over the past 25 years from $100 million in sales to over $1 billion today. Todd’s contributions include Controller, Chief Financial Officer, and eventually the promotion to Executive Vice President & Chief Administrative Officer in 2017. Todd has graciously given Utz significant notice of his future retirement to ensure a smooth transition, and the Company thanks Todd for his incredible contributions during his successful tenure at Utz.
Utz Brands snack foods can be found in leading retailers across the U.S. or available online at Utzsnacks.com. Join the conversation on Facebook, Instagram, and Twitter using @UtzSnacks.

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About Utz Brands, Inc.

Utz Brands, Inc. (NYSE: UTZ) manufactures a diverse portfolio of savory snacks through popular brands including Utz®, ON THE BORDER® Chips & Dips, Golden Flake®,  Zapp’s®, Good Health®, Boulder Canyon®, Hawaiian® Brand, and TORTIYAHS!®, among others.

After a century with strong family heritage, Utz continues to have a passion for exciting and delighting consumers with delicious snack foods made from top-quality ingredients. Utz’s products are distributed nationally through grocery, mass merchandisers, club, convenience, drug and other channels.  Based in Hanover, Pennsylvania, Utz operates fifteen facilities located in Pennsylvania, Alabama, Arizona, Illinois, Indiana, Louisiana, Massachusetts, Michigan and Washington.  For more information, please visit www.utzsnacks.com or call 1‐800‐FOR‐SNAX.

Utz Brands, Inc. Contacts:

Media
Kevin Brick
kbrick@utzsnacks.com

Investors
Kevin Powers
kpowers@utzsnacks.com